Exhibit (a)(1)(vi)

Offer To Purchase For Cash

All Outstanding Shares of Class A and Class B Common Stock

of

PLAYBOY ENTERPRISES, INC.

at

$6.15 NET PER SHARE

by

ICON MERGER SUB, INC.

a wholly owned direct subsidiary of

ICON ACQUISITION HOLDINGS, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME,

ON FEBRUARY 22, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 24, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 24, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Icon Merger Sub, Inc. (“Sub”), a Delaware corporation and a wholly owned direct subsidiary of Icon Acquisition Holdings, L.P. (“Purchaser”), a Delaware limited partnership, to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share (collectively, the “Shares”), of Playboy Enterprises, Inc., a Delaware corporation (the “Company”), at a purchase price of $6.15 per share, net to the seller in cash, without interest thereon, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	The tender price is $6.15 per Share, net to the seller in cash without interest.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights will expire at 5:00 p.m. Eastern time on February 22, 2011, unless the Offer is extended or earlier terminated.

4.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 9, 2011 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Purchaser, and Sub, pursuant to which, after completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”).

5.

The board of directors of the Company, acting upon the unanimous recommendation of the special committee of independent directors of the Company’s board of directors, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to and in the best interests of the holders of the Public Shares (as defined in the Offer to Purchase), (ii) approved the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) recommended that the holders of the Public Shares accept the Offer, tender their Shares pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger.

6.	Consummation of the Offer is subject to the condition that more than 50% of the Shares (treating Playboy’s Class A common stock and Class B common stock as a single class) outstanding on the expiration date of the Offer (other than Shares that certain persons have agreed to contribute to Purchaser and any Shares held by Purchaser, Sub and their respective affiliates) be validly tendered and not withdrawn. The Offer is also subject to certain other terms and conditions. See the section of the Offer to Purchase entitled “The Offer—Section 12. Certain Conditions of the Offer.”

7.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary (as defined in the Offer to Purchase) of (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (b) a confirmation of book-entry transfer of such Shares (a “Book-Entry Confirmation”) with the Depositary’s account at The Depository Trust Company (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes). Accordingly, tendering holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction from set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Class A and Class B Common Stock

of

PLAYBOY ENTERPRISES, INC.

at

$6.15 NET PER SHARE

by

ICON MERGER SUB, INC.

a wholly owned direct subsidiary of

ICON ACQUISITION HOLDINGS, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 24, 2011, (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Icon Merger Sub, Inc., a Delaware corporation (“Sub”) and a wholly owned direct subsidiary of Icon Acquisition Holdings, L.P., a Delaware limited partnership, to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share (collectively, the “Shares”), of Playboy Enterprises, Inc., a Delaware corporation (the “Company”), at a purchase price of $6.15 per share, net to the seller in cash, without interest thereon, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to Sub the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares of Class A Common Stock to be Tendered: Shares*

Number of Shares of Class B Common Stock to be Tendered: Shares*

Date:

SIGN HERE

Signature(s)

(Print Name(s))

(Print Address(es))

(Area Code and Telephone Number(s))

(Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.